EXHIBIT 10.11

INVENTORY AND EQUIPMENT LOAN AGREEMENT

BY AND BETWEEN:	MONTCAP FINANCIAL CORPORATION / CORPORATION FINANCIÈRE MONTCAP, a legal person, having its registered office and principal place of business at 1 Place Alexis Nihon, Suite 1245, 3400 de Maisonneuve Blvd., Montreal, Quebec, H3Z 3B8

(hereinafter referred to as «Montcap»)

AND:	GRAND TOYS LTD., a legal person, having a place of business at 1710 Trans Canada Highway, in the City of Dorval, Province of Quebec, H9P 1H7, herein acting and represented by Ian R. Bradley, President, duly authorized in virtue of a resolution of directors,

AND:	GRAND CONCEPTS INC., a legal person, having a place of business at 1710 Trans Canada Highway, in the City of Dorval, Province of Quebec, H9P 1H7, herein acting and represented by Ian R. Bradley, President, duly authorized in virtue of a resolution of directors,

AND:	GRAND TOYS INTERNATIONAL INC., a legal person, having a place of business at 1710 Trans Canada Highway, in the City of Dorval, Province of Quebec, H9P 1H7, herein acting and represented by Ian R. Bradley, President, duly authorized in virtue of a resolution of directors,

(each hereinafter referred to as the «Borrower»)

WHEREAS Montcap intends to make certain advances to each Borrower based on the value of certain of its inventory and of its equipment, the whole subject to the terms and conditions of the present Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

1.	Preamble

1.1	The preamble is deemed to be part of this Agreement.

2.	Demand Inventory Loan and Equipment Loan

2.1	Montcap agrees to make loans to each Borrower, repayable on demand, by way of advances on a revolving basis, based on the value of certain of its inventory, in accordance with the following formula and subject to the terms and conditions hereof (the «Inventory Loan»);

2.2	Montcap agrees to make loans to each Borrower, repayable on demand, by way of advances on a revolving basis, based on the value of certain of its equipment, in accordance with the following formula and subject to the terms and conditions hereof (the «Equipment Loan»);

2.3	The parties hereby agree that the aggregate sums advanced by Montcap to all Borrowers hereunder, shall not exceed $925,000.00, with respect to the Inventory Loan and $75,000.00 with respect to the Equipment Loan.

3.	Definitions

3.1	For the purposes hereof, the following words or expressions shall have the meaning ascribed to them.

(a)	Eligible Inventory: means each Borrower’s inventory of Finished Goods, which is not subject to any conditional sale, consignment or other vendor’s right of ownership or revindication;

(b)	Finished Goods: means only the products for the current selling season of each Borrower, which are not subject to a license or any other intellectual property right given or granted to the Borrower except if such licensor or holder of the intellectual property right has agreed and consented to the security to be granted in favour of Montcap and to Montcap’s realization thereunder which could entail a forced liquidation of the licensed products;

(c)	Cost of Eligible Inventory: means (i) with respect to Finished Goods the price paid by each Borrower for the purchase of the products net of transportation costs, commissions, duties, taxes and any other charge;

(d)	Eligible Purchase Orders: means purchase orders received by each Borrower for the purchase of Finished Goods from customers (i) credit approved by Montcap, (ii) for which the mix of customers and products is acceptable to Montcap and (iii) for which Montcap is satisfied that the Borrower will be able to respect the delivery date stipulated in the purchase orders by shipping all the products referred to in the purchase orders;

(e)	Eligible Equipment: means each Borrower’s equipment and office furniture, which is not subject to any conditional sale, consignment or other vendor’s right of ownership or revindication;

(f)	Net Realizable Value of the Equipment: means the liquidation value of the Eligible Equipment net of all costs of sale, including commissions and taxes. The Net Realizable Value of the Equipment shall be determined by Montcap’s appraisers, Crescent Commercial Corporation or any other auctioneer carrying on business in the Province of Quebec which Montcap may designate from time to time;

(g)	Offer Letter of May 29, 2001: means Montcap’s offer of credit facility to Grand Toys Ltd. and Grand Concepts Inc., by letter dated May 15, 2001, accepted May 29, 2001;

(h)	Factoring Agreement: means the Factoring Agreement entered into between Montcap and Grand Toys Ltd. and Grand Concepts Inc. on June 22, 2201, pursuant to the Letter Offer of May 29, 2001;

(i)	Offer Letter of August 16, 2001: means Montcap’s offer of credit facility to Grand Toys Ltd. and Grand Concepts Inc., by letter dated August 16, 2001, accepted August 16, 2001;

4.	Formula for Advances

4.1	Until September 15, 2001, the Inventory Loan of each Borrower shall not exceed the aggregate of:

(a)	25% of its Cost of Eligible Inventory, not subject to Eligible Purchase Orders; and

(b)	60% of its Cost of Eligible Inventory, subject to Eligible Purchase Orders;

4.2	On or after September 15, 2001, the Inventory Loan of each Borrower shall not exceed the aggregate of:

(a)	15% of its Cost of Eligible Inventory not subject to Eligible Purchase Orders. However, Montcap in its discretion can agree to advance further sums based on the Cost of Eligible Inventory of the Borrower, of certain specific products only of the Borrower, acceptable to Montcap, provided that the total sums advanced shall not exceed 25% of the Cost of Eligible Inventory of the Borrower (including such specific products); and

(b)	60% of its Cost of Eligible Inventory subject to Eligible Purchase Orders;

4.3	The Equipment Loan of each Borrower shall not exceed 75% of the Net Realizable Value of its Eligible Equipment.

5.	Disbursement of the Inventory Loan and of the Equipment Loan and directions of payment

5.1	The Inventory Loan shall be disbursed by Montcap to each Borrower, at its request. Prior to each advance, the Borrower shall complete and deliver to Montcap an Availability Calculation Certificate in the form annexed hereto as Schedule “1”. All advances shall be made by Montcap to each Borrower by way of wire transfer at a cost of $20.00 per transfer.

5.2	The Equipment Loan shall be disbursed by Montcap to each Borrower, at its request. Prior to each advance, Montcap shall have received the confirmation of the Net Realizable Value of the Equipment from Montcap’s appraisers. All advances shall be made by Montcap to each Borrower by way of wire transfer at a cost of $20.00 per transfer.

5.3	The parties hereby agree that the credit facility resulting from the present agreement is available only after all Eligible Receivables (as this term is defined in the Factoring Agreement) of the Borrower have been purchased by Montcap, in accordance with the Factoring Agreement.

5.4	Each Borrower hereby directs and instructs Montcap to use, from time to time, the proceeds of all sums available to the Borrower in virtue of the Factoring Agreement, to reduce the amounts outstanding under the Inventory Loan and the Equipment Loan of the three (3) Borrowers hereunder, on a pro rata basis

6.	Reimbursement of the Inventory Loan and of the Equipment Loan

6.1	The Inventory Loan shall be repayable on demand. In addition, if at any given time the outstanding advances exceeds the amount calculated in accordance with the formula above, then the Borrower shall automatically be deemed to be on notice to reimburse such excess without any other demand by Montcap.

6.2	The Equipment Loan shall be repayable on demand. In addition, if at any given time the outstanding advances exceeds the amount calculated in accordance with the formula above, then the Borrower shall automatically be deemed to be on notice to reimburse such excess without any other demand by Montcap.

7.	Interest

7.1	Each Borrower shall pay to Montcap interest, calculated daily and charged monthly, on the last day of each month, while the Inventory Loan and the Equipment Loan are outstanding, both before and after default, at a rate per annum calculated on the daily outstanding balance of the Inventory Loan and of the Equipment Loan, at a rate equal to the Bank of Nova Scotia Prime Rate plus seven and one-half percent (7.5%).

7.2	The Bank of Nova Scotia Prime Rate means the floating annual rate of interest established and announced by the Bank of Nova Scotia from time to time as a reference rate for purposes of determining rates of interest it will charge on loans denominated in Canadian dollars. Each Borrower acknowledges that the Bank of Nova Scotia Prime Rate is currently 6.0%. A certificate of a manager of the Bank of Nova Scotia shall be conclusive evidence of the Bank of Nova Scotia Prime Rate from time to time.

8.	Fees

8.1	In addition to interest, each Borrower shall pay to Montcap a monitoring fee of $250.00 per month, in any month when any part of the Inventory Loan or of the Equipment Loan is outstanding with respect to any of the Borrowers. The monitoring fee shall be paid by each Borrower to Montcap in advance the first day of each month.

9.	Term of Agreement and minimum annual revenues

9.1	This Agreement shall remain in force for a period of one year from the date of signature thereof and will be automatically renewed for successive periods of one (1) year, unless either party give at least ninety (90) days prior notice.

9.2	The total annual revenue paid by the three (3) Borrowers to Montcap shall not be inferior to $225,000.00 (the “Minimum Revenues”). For the purposes hereof the parties hereby agree that:

(i)	the first year shall be calculated from June 5, 2001; and

(ii)	the revenues shall be composed of the interest and the” monitoring fee” as well as any other fee payable by each Borrower to Montcap in virtue of (i) this Inventory and Equipment Loan Agreement, (ii) the Offer Letter of August 16, 2001,(iii) the Factoring Agreement and (iv) the Offer Letter of May 29, 2001, excluding however the “application fee” of $10,000.00 paid pursuant to the Offer Letter of May 29, 2001.

9.3	After each year, each Borrower shall be solidary liable to pay to Montcap, upon demand, the difference between the total annual revenues paid to Montcap during the preceding year and the Minimum Revenues.

10.	Security

10.1	The Inventory Loan, the Equipment Loan and the obligations of each Borrower in virtue of the Factoring Agreement (where applicable) shall be secured by the following documentation, completed and where necessary registered in a form and manner acceptable to Montcap’s attorneys:

(a)	First ranking Movable Hypothec in the principal amount of $4,000,000.00 granted by each Borrower in favour of Montcap, ranking immediately after the existing hypothec in favour of Montcap, if any, on the universality of all its present and future assets;

(b)	Assignment by each Borrower to Montcap of all risk insurance, including extended coverage, showing Montcap as loss payee in accordance with its interest and together with a mortgage endorsement in favour of Montcap. Said policies shall include business interruption, and the coverage over inventory to be not less than $5,000,000.00;

(c)	Opinion of corporate counsel of each Borrower;

(d)	Fidelity Certificate signed by Ian R. Bradley, President;

(e)	Where applicable, releases or cessions of priority from the landlord, Storage Leaseholds Inc., together with an agreement from such landlord authorizing Montcap to occupy the premises of each Borrower for a period of one hundred and twenty (120) days to conduct a liquidation sale or otherwise to liquidate the assets of each Borrower subject to Montcap’s security provided Montcap pays an occupation rent on a per diem basis;

(f)	Such supporting certificates and other opinions as Montcap or its attorneys shall reasonably require;

Copies of Montcap’s usual form of security and supporting documentation are available for inspection upon request.

11.	Conditions Precedent

11.1	The receipt by Montcap of the following shall be condition precedent to the advance of any sums under the Inventory Loan and under the Equipment Loan:

(a)	security documents with respect to each Borrower completed and, where necessary, registered in the form and manner satisfactory to Montcap’s attorneys, including a Agreement of Cession of Rank by Storage Leaseholds Inc. containing the occupancy right of Montcap, as hereinabove mentioned;

(b)	confirmation of insurance with respect to each Borrower;

(c)	satisfactory inventory inspection report and receipt of the first Inventory Declaration in the form annexed herewith, duly executed, with respect to each Borrower;

(d)	confirmation of the Net Realizable Value of the Equipment by Montcap’s appraisers, with respect to each Borrower.

12.	Conditions of Loan

12.1	The following covenants shall apply:

(a)	each Borrower shall respect the margin requirements provided in paragraph 4 above;

(b)	each Borrower shall complete and deliver to Montcap each week the Availability Calculation Certificate in the form of Schedule 1, together with supporting documents including the SKU number of the products of Finished Goods, the number of units, the costs per unit, the total costs of SKU products, the purchase orders and the number of units and the costs thereof for each purchase orders;

(c)	each Borrower shall segregate in its premises all inventory of Finished Goods sold to third parties;

(d)	each Borrower shall give full and unfettered access to its premises to Montcap’s representatives in order for Montcap to be able to value the Eligible Inventory and all of the Borrower’s other requirements hereunder;

(e)	each Borrower shall not, without the prior written consent of Montcap:

i)	declare or pay dividends on any class or kind of its shares, repurchase or redeem any of its shares or reduce its capital in any way whatsoever or repay any shareholders’ or directors’ advances;

ii)	grant or allow any lien, charge, lease or other encumbrance, whether fixed or floating, to be registered against or exist on any of its assets save as specifically provided herein;

iii)	become guarantor or endorser or otherwise become liable upon any note or other obligation other than in the normal course of its business;

(f)	each Borrower shall during the term of this Agreement:

i)	maintain an on line computer system to provide current detailed inventory, sales, markdown, cash and banking information so as to allow Montcap to continually evaluate its inventory or Montcap’s security position to the entire satisfaction of Montcap;

ii)	maintain current all rent, utilities, property and business tax and all occupancy costs with respect to all rented premises;

iii)	maintain current any and all claims which may give rise to creditor’s rights ranking in priority to or pari passu with the rights of Montcap including but not limited to wages, vacation pay, pension contributions, source deductions, business or municipal taxes, sales taxes and the like;

iv)	provide on request by Montcap evidence that all lease obligations are being met at all times and that leases are not in default;

v)	maintain current all loan payments with respect to equipment, furnishings, leasehold improvements or any other term loan commitment;

vi)	provide to Montcap, within twenty (20) days of each month, the following information:

1. its monthly internal financial statements showing the monthly and cumulative activities together with a trial balance.

2. An aged summary accounts payable listing.

vii)	provide to Montcap proof of payment of the following obligations as soon as payments are due:

1. all rental obligations with respect to the premises occupied by the Borrowers.

2. The remittances for deductions at source concerning the employees.

3. The remittances for GST and PST.

13.	Location Visits

13.1	Montcap shall have the right to inspect any and all of the places of business of each Borrower as well as the contents thereof at any time but Montcap undertakes to endeavour to conduct such inspections during normal business hours.

14.	Legal and Other Expenses

14.1	Each Borrower shall pay all legal fees and disbursements in respect of this credit facility, the preparation and issue of the security documents, the enforcement and preservation of Montcap’s rights and remedies, all appraisals and consultants, insurance consultation and similar fees and all other fees and disbursements of Montcap, whether or not the documentation is completed or any funds are advanced under this agreement.

15.	Montcap’s Attorneys

15.1	Legal work and documentation is to be performed on behalf of Montcap by Messrs. Goldstein, Flanz & Fishman, Barristers and Solicitors, 1250 René-Lévesque Blvd. West, Suite 4100, Montreal, Quebec, H3B 4W8 and local counsel as may be required.

16.	Lapse and Cancellation Annual Review

16.1	If, in the opinion of Montcap, a material adverse change in risk occurs at any time, at the option of Montcap, this credit facility may be cancelled or disbursement withheld. This credit facility will lapse and the obligations of Montcap hereunder will end at the option of Montcap, if the conditions of disbursement have not been met by September 1st, 2001. The availability of this credit facility and its terms and conditions shall be subject to periodic review by Montcap.

17.	Credit Reporting

17.1	Each Borrower consents (i) to the obtaining from any credit reporting agency or from any person, such information as Montcap may require at any time, and (ii) to the disclosure at any time of any information concerning the Borrower to any credit grantor with whom each Borrower has financial relations or to any credit reporting agency.

18.	Non-Merger and Non-Assignment

18.1	The terms and conditions of this credit facility shall not be merged by, and shall survive, the execution of the security documents, and the benefits conferred hereby may not be assigned by any Borrower.

19.	Authorization

19.1	Each Borrower authorizes Montcap to accept telex and facsimile communications on its behalf as full and sufficient authority to act in accordance with the communications, as received by Montcap.

19.2	Each Borrower shall be bound by all such telex and facsimile communications from itself in the same manner and extent as if such communications were originally handwritten and signed by each Borrower, and each Borrower shall hold Montcap at all times fully indemnified from all claims and demands in respect of all such instructions, in the event such telex and facsimile communications were made without authority or otherwise.

20.	Entire Agreement

20.1	With respect to all matters herein mentioned, this agreement supercedes and replaces the Offer Letter of August 16, 2001.

21.	Language

21.1	The parties acknowledge that they have required that this agreement and all related documents be drawn up in English. Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

SIGNED AT MONTREAL, THIS 21ST DAY OF AUGUST, 2001,

MONTCAP FINANCIAL CORPORATION

Per:_____________________________________________________
Fred Moss, President

GRAND TOYS LTD.

Per:_____________________________________________________
Ian R. Bradley, President

GRAND CONCEPTS LTD.	GRAND TOYS INTERNATIONAL INC.

Per:_____________________________________________________	Per:_____________________________________________________
Ian R. Bradley, President	Ian R. Bradley, President

You guarantee to us that discount revenue generated from this contract for us will be no less than SIXTY THOUSAND DOLLARS ($60,000.00). In the event that the discount revenue earned is less when this agreement is terminated, then you will pay us, on demand, the difference between SIXTY THOUSAND DOLLARS ($60,000.00) and the discount revenue actually generated during the period that this agreement was in force. The aforesaid minimum discount fee shall be payable to us as liquidated damages and will be validly due and owing to us even if you should seek the protection of any insolvency legislation, go into liquidation or may otherwise cease to carry on business.

24.	You hereby agree that we may use your name and other information pertaining to our financial arrangements including, without limitation, the amount of the facility, for marketing and advertising purposes and you hereby agree not to invoke the confidentiality of the financing arrangements entered into between us, provided said information is being used for said purposes. We agree to keep confidential the terms of our financing arrangements and your financial information, except to the extent permitted in the previous sentence and as regard disclosures in the ordinary course of our business.

25.	Time, wherever material, shall be of the essence. This Agreement shall be governed by the laws of Quebec. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions, nor will it invalidate or render unenforceable such provision in any other jurisdiction.

26.	Upon every reasonable request from us, you will sign such further documents and do such further acts as may be required in order to give effect to the purpose and intent of this Agreement.

27.	This agreement may be referred to as bearing formal date of June 18, 2001, notwithstanding the actual date of its execution.

28.	The parties acknowledge that they have required that this agreement and all related documents be drawn up in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

MONTCAP FINANCIAL CORPORATION

Per: ______________________________